CONSULTANT SERVICES AGREEMENT

THIS AGREEMENT made effective August 1, 2002; the "Effective Date",

BETWEEN:

NoMatterWare Inc., a body corporate incorporated pursuant to the laws of the Province of Alberta, (hereinafter referred to as the "Corporation")

OF THE FIRST PART

Bill Burns Ventures Inc., a body corporate incorporate under the laws of the Province of Alberta, (hereinafter referred to as the "Consultant")

OF THE SECOND PART

WHEREAS the Consultant is a service corporation engaged in the provision of services to the technology, software development and other industries in the Province of Alberta, and elsewhere;

AND WHEREAS the Corporation wishes to engage the services and expertise of the Consultant on the terms and conditions hereinafter set forth, and the Consultant wishes to accept such an engagement;

NOW THEREFORE in consideration of the covenants of each of the parties given to the other and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledges, the parties hereto agree as follows:

1. INDEPENDENT CONSULTANT

1.1 The Consultant will provide service to the Corporation as its President, as directed by the Board of Directors of the Corporation, in the following areas:

- Strategic Direction of the Corporation

- Governance and reporting as required by regulators and stock exchanges

- Sales, marketing and Business Development

- Relations with Partners and Stakeholders

- Financial reporting to Board, Audit Committee, Stakeholders

- People Leadership and Development

- Financial controls

- Such other financial or general business matters as the parties hereto agree.

1.2 It is understood that, unless it is determined to be unnecessary by both the Consultant and the Corporation, the Corporation will ensure that appropriate liability insurance coverage is provided to the Consultant at no cost to the Consultant; provided, however, that the Corporation shall have no obligation to provide such liability insurance coverage unless and until it is economically feasible for the Corporation to incur such expense; and provided further that the Corporation's obligation to provide such coverage is also subject to the Corporation's economic ability to provide the coverage to all of its executive officers and members of its Board of Directors. Provisions of this insurance, including the amount of coverage, should be the same in all material aspects as insurance coverage provided to the members of the Board of Directors and other executive officers of the Corporation.

2. SERVICES

2.1 The Corporation engages the Consultant, and the Consultant accepts and engagement with the Corporation to render such consulting services for the Corporation as described above and as may be determined by the Directors of the Corporation or their designates from time to time and agreed upon by the Consultant.

3. DUTIES

3.1 The Consultant shall devote reasonable time and effort to the performance of his duties hereunder, the Corporation acknowledging that the Consultant shall also be entitled to render services to others during the term hereof.

3.2 The Consultant's duties shall include, but shall not be limited to, keeping and maintaining or causing to be kept and maintained appropriate records relating to all activities involving the services rendered by the Consultant under this Agreement and preparing and attending to, in connection with such services, all the circumstances, all of which records, reports and to the Corporation.

4. RENUMERATION

4.1 The Corporation agrees to pay the Consultant a retainer of Cdn$10,000 per month plus applicable GST.

4.2 The Corporation agrees to provide the Consultant with a Common Stock Purchase Warrant ("Stock Warrant"), which will entitle the Consultant to purchase 1,500,000 common shares of the Corporation. The Stock Warrant will be fully vested, exercisable for Two years from date of Shareholder approval at the Consultants discretion at the issue price of US$0.001 per common share.

4.3 The Corporation shall be reimburse the Consultant for all expenses reasonable and necessarily incurred in the performance of his duties as set forth in the Agreement. Such approved expenses will be paid to the Consultant within 15 days upon being presented with an invoice and appropriate original invoices for same.

4.4 The Corporation agrees to pay the Consultant a sum of Cdn. $250,000 representing Consultant's past service to the Corporation and Consultant's fundraising activities on behalf of the Corporation. This payment will be paid from future net revenues of the Corporation, on an installment basis consistent with good business practice, plus applicable GST or similar taxes thereon.

4.5 The Consultant will be paid a commission in respect of fundraising activities from the effective date of this Agreement as follows:

4.5.1 Non-convertible debt, notes, debentures or similar indebtedness of the Corporation at a rate of one (1) percent of the amount borrowed by the Corporation. No commission will be paid in respect of renewals or extensions of any such indebtedness.

4.5.2 Common shares, preferred shares, indebtedness convertible into common shares or similar equity equivalent capital at a rate of 2 (two) percent of such amount raised. Commissions will be paid in the same currency as the funds raised.

5. CONFIDENTIALITY

5.1 The Consultant acknowledges the Corporation will have reporting and disclosure obligations under Securities Legislation (Public Company). The Consultant covenants and agrees that he shall not at any time during or after the termination of Consultant's engagement by the Corporation reveal, divulge, or make known to any person (other than the Corporation or its affiliates) or use for his own account any customer's lists, trade secrets, or secret or confidential information used by the Corporation or its affiliates during the Consultant'' engagement by any of them and make known (whether or not with the knowledge and permission of the Corporation, whether or not developed, devised, or otherwise created in whole or in part by the efforts of the Consultant, and whether or not a matter of public knowledge unless as a result of authorized disclosure ) to the Consultant by reason of his engagement by the Corporation of any of its Affiliates. The Consultant further covenants and agrees that all knowledge and information, which is acquired for the Corporation or any of its Affiliates, is the property of the Corporation. The Consultant further covenants and agrees that he shall retain all such knowledge and information which he shall acquire and develop during such engagement respecting such customer's lists, trade secrets, and secret or confidential information in trust for the sole benefit of the Corporation, it's affiliates, and their successors and assigns.

5.2 The Consultant shall promptly communicate and disclose to the Corporation all observations made and data obtained by him in the course of his engagement by the Corporation. All written materials, records and documents make by the Consultant or coming into his possession concerning the business or affairs of the Corporation of any of its Affiliates; and upon the request of the Corporation until termination of his engagement by the Corporation, the Consultant shall render to the Corporation or to any Affiliate designated by it such reports of the activities undertaken by the Consultant or conducted under the Consultant's direction for the Corporation and its Affiliates as the Corporation may request.

5.3 The Consultant warrants and represents that he is duly qualified to perform his duties hereunder; and he further covenants that in performing his duties hereunder; he will not engage in activity that is in violation of applicable securities laws or subject the Corporation to liability thereunder.

6. TERM

6.1 The term of this Agreement shall be for one (1) year, commencing on August 1, 2002. Following expiration of the one (1) year term, this Agreement shall automatically renew on a monthly basis, unless either party gives thirty (30) days prior written notice.

6.2 Either party shall have the right to terminate this Agreement with 180 day's written notice for any reason. In the event of early termination, the Consultant will make reasonable efforts to effect the orderly termination of the work and the Corporation will promptly make payment of monies owed to the Consultant.

6.3 Notwithstanding Sections 6.1 and 6.2 above, the Corporation shall have the right to terminate the Consultant as President of the Corporation and terminate this Agreement without notice or payment in lieu thereof, for "cause". For purpose of this Agreement, "cause" shall include:

(a) Any intentional or grossly negligent disclosure of any of the Corporation's confidential information by the Consultant, as determined in the sole discretion of the Corporation;

(b) Continued failure on the part of the Consultant to follow the directions of the Corporation's Board of Directors; or

(c) Any and all omissions, commission or other conduct which would constitute cause at law, in additional to the specified causes above.

7. NOTICES

7.1 Any notices delivered or received between either party shall be deemed to have been received:

(a) if it was delivered in person, on the date it was delivered;

(b) if it was sent by electronic facsimile transmission, on the date it was delivered;

(c) if it was sent by mail, on the day it was received or on the fifth day after it was mailed, whichever is earlier, to the following address:

NAME

By Mail: NoMatterWare Inc.

Suite 500, 2710 - 17 Ave SW
 Calgary AB. T2A 0P6
By Facsimile Transmission: (403) 705-1963

Bill Burns Ventures Inc.

By Mail: 1906 - 11 Ave SW
 Calgary, Alberta T2P 3T9
By Facsimile Transmission: (403) 705-1963

8. MODIFICATION OF AGREEMENT

8.1 Any modification of this Agreement must be made in writing signed by the Consultant and an officer of the Corporation or it shall have no effect and shall be void.

9. GOVERNING LAW

9.1 This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta, Canada and the parties agree to attorn to the jurisdiction of the courts of the Province of Alberta.

10. HEADINGS

10.1 The headings utilized in this Agreement are for convenience only and are not to be construed in any way as additions or limitations of the covenants and agreements contained in this Agreement.

11. ENTIRE AGREEMENT

11.1 The covenants in this Agreement shall be construed as an agreement independent of any other provision in this Agreement. The parties acknowledge that it is their intention that the provisions of this Agreement be binding only to the extent that they may be lawful under the existing applicable laws and in the event that any provision of this Agreement is determined by a court of law to be overly broad or unenforceable, the remaining valid provisions shall remain in full force and effect. This Agreement constitutes the sole agreement between the parties hereto for services to be performed as herein described and the mutual covenants contained herein constitute due and adequate consideration for the full performance by each party of its obligations under this Agreement and any and all previous agreements, written or oral, expressed or implied, between the parties or on their releases and forever discharges the other of and from all manner of action, causes of action, claim or demands whatsoever under or in respect of any agreement.

12. GENERAL MATTERS

12.1 The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same of any other provision of this Agreement.

12.2 This Agreement shall be binding upon the parties hereto and shall ensure to the benefit of the successors and permitted assigns of the Corporation.

12.3 Each of the parties hereto warrant and represent that they have the requisite authority to sign on the behalf of their respective corporate entities and such signatures will be binding.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of August 01, 2002.

NoMatterWare Inc.

Per: /s/ Tom Milne
Director

Bill Burns Ventures Inc.

Per: /s/ William Burns
President